Short-Term Bond Fund of America
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

August 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$36,084
Class B	$348
Class C	$803
Class F1	$1,761
Class F2	$3,204
Total	$42,200
Class 529-A	$2,186
Class 529-B	$32
Class 529-C	$165
Class 529-E	$94
Class 529-F1	$301
Class R-1	$20
Class R-2	$111
Class R-3	$261
Class R-4	$158
Class R-5	$183
Class R-6	$169
Total	$3,680

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1192
Class B	$0.0525
Class C	$0.0380
Class F1	$0.1133
Class F2	$0.1427
Class 529-A	$0.1189
Class 529-B	$0.0400
Class 529-C	$0.0307
Class 529-E	$0.0815
Class 529-F1	$0.1316
Class R-1	$0.0375
Class R-2	$0.0345
Class R-3	$0.0797
Class R-4	$0.1108
Class R-5	$0.1414
Class R-6	$0.1464

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	321,632
Class B	5,787
Class C	22,588
Class F1	15,424
Class F2	26,181
Total	391,612
Class 529-A	21,328
Class 529-B	751
Class 529-C	5,950
Class 529-E	1,373
Class 529-F1	2,710
Class R-1	629
Class R-2	3,611
Class R-3	3,933
Class R-4	1,543
Class R-5	1,500
Class R-6	924
Total	44,252

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.11
Class B	$10.11
Class C	$10.11
Class F1	$10.11
Class F2	$10.11
Class 529-A	$10.11
Class 529-B	$10.11
Class 529-C	$10.11
Class 529-E	$10.11
Class 529-F1	$10.11
Class R-1	$10.11
Class R-2	$10.11
Class R-3	$10.11
Class R-4	$10.11
Class R-5	$10.11
Class R-6	$10.11